Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 14, 2007, with respect to the consolidated financial statements of Catalytica Energy Systems, Inc., and our report dated June 27, 2007, with respect to the combined financial statements of Snowflake White Mountain Power, LLC; Renegy, LLC; and Renegy Trucking, LLC included in the Registration Statement (Form S-4) and related Prospectus of Renegy Holdings, Inc. for the registration of 46,418,334 shares of its common stock.

/s/ Ernst & Young LLP

June 27, 2007
Phoenix, AZ